UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2011

DOUGLAS DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34728	134275891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7777 North 73rd Street, Milwaukee, Wisconsin 53223

(Address of principal executive offices, including zip code)

(414) 354-2310

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2011, the Board of Directors of Douglas Dynamics, L.L.C. (the “Company”), a wholly-owned subsidiary of Douglas Dynamics, Inc. (the “Parent”), adopted the Douglas Dynamics Nonqualified Deferred Compensation Plan (the “Plan”).  The Plan was adopted in conjunction with the Company’s decision to freeze or reduce the rates of benefit accruals under its broad-based tax-qualified defined benefit pension plans.  As a result of these changes to the tax-qualified pension plans, the tax-qualification rules under the Internal Revenue Code of 1986, as amended, applicable to the plans will no longer permit certain highly compensated employees of the Company, including the named executive officers of the Parent, to participate in the tax-qualified pension plans.  Accordingly, the Plan was adopted in part to serve as a vehicle to provide replacement benefits to these executive officers.

The Plan, which will become effective on January 1, 2012, will permit the Company to make discretionary contributions to the accounts of participants, and it is currently expected that the Company will make annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the tax-qualified pension plans.  The Plan will also permit participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance-based compensation, although the Board of Directors has not authorized such deferrals at this point in time.

The amounts allocated under the Plan in any Plan year will be credited to a bookkeeping account to be maintained in the name of that participant under the Plan. Participants in the Plan will be immediately and fully vested in their Plan account.  Plan participants’ accounts will be credited with a deemed investment return determined as if the account were invested in one or more investment alternatives selected by the Company for corporate-owned life insurance policies that the Company intends to use to fund its obligations under the Plan.

Allocations of Company contributions and amounts deferred by participants under the Plan, if any, and deemed investment returns to a participant’s Plan account will generally not be subject to Federal income tax, and the Company will not receive a deduction for the amounts deferred or allocated to a participant’s account, until those amounts are distributed pursuant to the Plan.

The Company will distribute the balance of a participant’s Plan account attributable to Company contributions upon the later of the participant’s separation from service with the Company or age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship).  The Company will distribute the balance of participant’s Plan account attributable to employee contributions upon the participant’s separation from service with the Company, whether or not the participant has attained age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship).  The distribution will be in a lump sum or up to ten installments, as elected by the participant, except that the distribution will automatically be made in a lump sum in the case of a hardship distribution or if the participant’s account balance is less than $25,000 at the time a separation from service.  Participants also may elect in advance to have all or a portion of their own contributions distributed prior to a separation from service upon a designated date, subject to requirements specified in the Plan.  Such distributions may be made in a lump sum or in up to five installments.  Although the Company currently intends to fund its obligations under the Plan using corporate-owned life insurance policies, the obligations of the Company to make distributions under the Plan will be general, unsecured obligations of the Company and rank equally with the other unsecured and unsubordinated indebtedness of the Company.

The Plan will be administered by the Compensation Committee of the Parent’s Board of Directors to the extent the Plan relates to the compensation of the Parent’s executive officers and such administration is required by the Compensation Committee’s charter or the rules of the New York Stock Exchange.  The Plan will otherwise be administered by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 9, 2011

DOUGLAS DYNAMICS, INC.

By:	/s/ Robert McCormick
Robert McCormick
Executive Vice President, Chief Financial
Officer and Secretary